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Liam Mallon

ExxonMobil, President Upstream Oil & Gas

World Petroleum Conference

April 28, 2021

Liam Mallon:

Well, thanks Ken. Well, firstly, let me add my thank you and great to see you. And Greg, great to see you. Hopefully it’ll be soon be face to face, but we really appreciate getting the opportunity to do this. So thanks for this opportunity. Ken let me build a little bit, I mean, we tend to think about it in two dimensions a little bit. First of all is very much in our day-to-day operations. And I’ll give a couple of examples that I think to bring this to life. And secondly, how does technology... What role does technology play in the future? And as you alluded to in your opening remarks, clearly very much forefront of our minds today is the role of technology plays in a lower carbon future.

Liam Mallon:

And in particular for us, the significant role that we think we can play in helping to decarbonize those tougher sectors using CCS and low carbon hydrogen and other things. But in our day-to-day, I would just say, Ken, I think we continually get surprised at the pace of penetration and the pace of technological evolution and none more so than today. I mean, I think we all go back and we’ve all been through the breakthroughs, whether it’s 3D seismic, whether it’s horizontal drilling and fracking, but today it really is around rapid innovation around data and the enormous efficiencies that’s enabling us to progress in our business. Think about the Permian, you may have seen, we signed a deal with Microsoft. It’s the biggest cloud enabled piece of oil and gas acreage in the world.

Liam Mallon:

And it’s helping us track where all the multitude of people are, what they’re doing, the productivity improvements, the safety improvements, just the whole innovation cycle in the day to day business is hugely material. And it’s happening in a very different way. Open source platforms are enabling collaboration to do that in a way that’s very [different] than the past when we sort of did it in-house. So we relied on one or two companies that we could bring inside the tent, so to speak, to do it. That has fundamentally changed with open source data collaboration and it’s frankly changing the game. It’s changing the whole concept of partnership in technology evolution. A little bit about the future, Ken, I think that’s important. Fundamentally that the role that technology will play in advancing us towards the Paris agreement goals and advancing us towards a lower carbon future, I think is the next great evolution.

Liam Mallon:

And that’s across the whole energy sector. Whether it’s in renewables, whether it’s in carbon capture, whether it’s in hydrogen, whether it’s in bios or other things. And I think, it is fundamental to these net zero targets that many societies are demanding around the world. And again, the way that we’re partnering to do that is fundamentally different than it’s ever been in the past. So it’s very exciting. And if anything Ken, I would say it’s growing exponentially and the applicability is changing to a much wider degree, perhaps than we might’ve thought about in the past.

Liam Mallon:

Yeah. Thank you, Ken. Well, first and foremost, we have a fantastic opportunity in Guyana. I mean, you’ve seen the numbers… over 9 billion barrels of resource discovered to date and still relatively early in the whole exploration and development phase. But it talks to a very important point, you know, for me, at least. I think the foundation of a solid partnership, and this is more true in Guyana is being aligned around a common goal. And I think invariably when you see that and that goal is clear and all the partners are aligned on that goal then it sets the relationship up for success and it makes it relatively straightforward. And this is not really just us and our co-ventures, it’s the government, it’s the communities.

Liam Mallon:

It’s the whole spectrum as Greg alluded to earlier on. So first and foremost, Ken, I think it’s vital that our interests are aligned and aligned on a common goal. I think the second thing I would say, and we have huge respect for the partners in the state block, and that respect comes from years working together. And we have a tremendous deep trusting relationship and we have very strong personal relationships too that are leveraged to a very large degree to make this a very effective partnership. So number one, to me, it’s a common goal. Number two, it’s the depth of the relationships that are built around respect and trust.

Liam Mallon:

And I think the third area then is recognizing what each party brings to the partnership and understanding those strengths and leveraging those strengths. And again, that spans the full spectrum all the way from the government as the resource holder, right back through the co-ventures. And I will say Ken that I’ve worked on many, this is an exceptional partnership, and I think it is founded in those three common things. And when you pull that together, you can make great things happen. And that’s what we’re seeing in Guyana.

Liam Mallon:

Yeah. It’s a great question Ken, I think at the end of the day we’ve been doing this for a long time, as you said, in many parts of the world. But I think that the fundamental thing Ken, that that really is important is you’ve got to start with a bit of a vision of what does sustainable development look like beyond the resource?

Liam Mallon:

What you find is during the days of resource development it’s far from straight forward, but there’s job creation, there’s training expansion, there’s local content expansion, there’s capacity building, there’s training. All those things that you would expect and we’ve done very successfully in many, many parts of the world over many, many years. To be clear that’s foundational, you really have to do that well and I could point to many examples Ken all over the world for us. If you think about where we started in PNG in a very challenging country and where we are today. Many, many places in Africa where I’ve personally lived and seen what we do during the resource development stage. And I think, frankly, as you think about the resource holders, as the customer for what we do, you have to do that.

Liam Mallon:

When you step back from the very start and you think about how do you make that sustainable beyond what we bring to the party? How do you create something that will last because you’ve developed capacity, you’ve grown capability, you’ve helped people lift out of poverty and understand how to make the economy stronger, independent. I’m really proud of the way we’re approaching that all around the world, but in particularly in Guyana, again with Greg, but we’ve spent a lot of time understanding the needs and wants of society trying to understand what other hubs will be valuable beyond oil and gas. And we believe we have a very important role to play in that.

Liam Mallon:

I think maybe the first thing can. And look, I think we should acknowledge the men and women of our industry for what everybody went through in 2020. And it’s fascinating when you listen to, whether it’s earnings results at year end, or investor days, that the industry companies have been doing, almost to a person. People talk about despite the pandemic, exceptional performance. But we know, Ken, that that performance came from the extraordinary sacrifices that the men and women of our industry made all over the world. And I think about people rotating to drilling rigs, rotating to platforms, living remotely, managing here in Houston with family, with health concerns, and still knocking it out of the park from a performance perspective.

Liam Mallon:

So I think if we’ve learned anything from the last year, Ken, is that first of all, we have an extraordinarily resilient industry, and we have extraordinarily resilient people. And that’s despite many people having to make redundancies, despite the pandemic and the anxiety, and the loneliness and fatigue that it continues to bring with it. So I really think, Ken, first and foremost, we need to acknowledge that, and just reflect on that a little bit in terms of you talked about working from home. It’s taught us a lot about a different future, but it’s also been a sobering reminder of the resilience of our people and the resilience of our industry. So I think that’s very important, Ken.

Liam Mallon:

As I reflect on your question, I come back to the data point that Greg started to, but put a little data on it. And talking about the future, if you like. And I think, again, we got a reminder that there is a future. Yes, there is a transition that I think we all aspire to, to a lower carbon future. But if you just think about oil and gas, and you look at any of the scenarios, the IPCC two degree scenario, oil and gas are still in 50% of the mix by 2040. Then you overlay depletion, and you think about in our business, in the upstream business, these gas fields and oil fields deplete at 5% or 7% a year. So you start from where we are today, and you think about a scenario where, “Okay, we don’t like this industry. We’re not going to invest.” That depletes to 22 million barrels a day by 2040. Even if oil and gas is only half of the demand picture, we still need 70 to 80 million barrels a day.

Liam Mallon:

So it just reminds us, Ken, that the investment required in the oil and gas business to meet even a very aggressive two degrees scenario is significant. It’s in the trillions of dollars, and it will require collaboration, innovation, and technology application at a scale that we’ve never seen before. You then combine that with the challenge of lowering emissions and decarbonizing the hard to decarbonize sectors, and again, helping society meet its net zero goals, that’s the real challenge that we all refer to.

Liam Mallon:

So the point being in all that is, yes, it’s an enormous challenge, but it also is an enormous opportunity. For us, the key thing is that in a world where the uncertainty range is dramatically greater, perhaps, than it’s ever been, some would argue it’s not, but I think it is, that being on the left-hand side of the supply curve in your business is crucially important. Greg talked about lowest cost of supply. I mean, I think for us, we have a portfolio of opportunities that we haven’t had since Exxon and Mobil came together. And for us, mission critical is we develop those opportunities at the lowest cost to supply and make them competitive, regardless of that scenario you choose. And I can tell you to do that will require partnership, collaboration, and technological evolution at a scale that at least will continue to extrapolate on what we’ve seen in the past.

Liam Mallon:

And I’m confident we can do that, but at the same time as doing that, Ken, all of us in the industry have to do our part to progress society towards a lower carbon, lower emissions outcome. And that is an enormous focus for us as a company. It’s an enormous focus for the industry. Just today, you may have seen, it’s hot off the press, we went out with a blog today and an op-ed on the concept of a carbon capture and storage innovation hub in the Houston Ship Channel. And you think about what that would entail, potentially $100 billion of investment, literally tens of thousands of jobs, but to make it happen would require the private sector, academia, government at every single layer of government, the community, to come together in a way and collaborate that we have never seen before, we have never seen before.

Liam Mallon:

And we fundamentally believe that we can play a key role in that, and the potential of doing something like that, if all the necessary pieces, policy, regulatory pricing, et cetera, et cetera, were in place, has the potential to take 50 to 100 million tons of CO2 out of the air in the next several years, and it’s just equivalent to an enormous emissions reduction effort right here in the City of Houston, taking advantage of re-injecting carbon or CO2 into the Gulf of Mexico, right beside all the expertise that we’ve developed over many, many years. But to do that at scale, Ken, will require us to think about the role of partnerships in a fundamentally different way, way beyond what we’ve thought about in the past.

Liam Mallon:

So you teed it up. It’s going to grow and expand. I don’t see a future where anybody alone can do this. It will be dependent upon effective collaboration of multiple stakeholders, I just think hot off the press, it is a fantastic concept, and it has the potential to create a huge innovation hub right here in the City of Houston. And it’s very, very exciting.

Liam Mallon:

We partner with 80 different universities around the world. So 80 different academic institutions, and the five energy centers that you know well. And primarily around advancing technologies in this whole area of a lower carbon future. Primarily, not solely, but primarily. One thing in terms of shifts, Ken, or strategic shifts, if you like, and I’ll come back to a few examples with those universities that are very exciting, but I think one of the shifts that’s going on, certainly for us, but I suspect for the industry, and I think it’s related to the open data architecture, and the way innovation is happening, is traditionally, ExxonMobil have had a very, I would say, discipline-oriented approach to research and development.

Liam Mallon:

More and more, what we’re finding is it’s the intersection of these sciences that’s creating the innovation, and having end use cases that cause that intersection to come together is shifting the dynamic from in-house developed to much more, I would say, third party, externally developed. So I’m not sure how wholesome that trend is, but I suspect it’s pretty wholesome, but it’s certainly something we’re seeing. So again, to your point, Ken, I see us doing more in the external space, and I think it’ll be very powerful for this partnership that you’re talking about.

Liam Mallon:

A couple of exciting things, Ken, that are not yet there, but they’re very exciting, in partnership with UC Berkeley and the Lawrence Berkeley National Lab, there’s a lot of really promising work going on new materials to enhance the capture of CO2. I mean, mostly it’s amine-based technology, as you know, so there is some very exciting work going on, on what they call tetra-amine functionalized metal organic frameworks, but has the potential to significantly improve the capture.

Liam Mallon:

The other exciting area I’ll tell you about is in the membrane area, when it comes to the potential use of new membrane technology to reduce emissions of the energy intensity associated with refining crude oil, which has really been the same technology for many, many, many years, and the potential to find new membranes that could do that and dramatically drop the intensity, it is very, very exciting.

Liam Mallon:

The other thing that I am particularly excited about, Ken, is all the work that’s going on right here in

Texas around methane emissions and array networks, and monitoring. I mean, it has the potential,

again, to fundamentally change the footprint, and efficiency, and the overall environmental outcomes of what we do here, particularly in the unconventional space. And that’s not possible without these academia participating, and bringing their innovation to the party. So again, I see it expanding quite significantly. I think it’s going further down the value chain. And I think companies are rethinking the way they thought about traditional research. And it really is bringing together a very different set of scientific fundamentals than perhaps the way we thought about it in the past. So, it’s pretty exciting to see it.

Liam Mallon:

Yeah. Thanks Ken. Well, it’s a great question. And I think it is a question on every young person’s mind. I have three young kids, and two of them in the energy sector, or keen to be in it. And it’s a question they talk to me about all the time. And look, Ken, I think a few things are important. I think, from the discussion today, hopefully our passion for what lies ahead came through. And to me, the thing that strikes me perhaps more than anything else, if I think about my past, I thought of it as an oil and gas career doing traditional things. The career of the future is a much more expansive career, shaping the future. And there’s not many times that you have an opportunity to join an industry that is shaping a very different future.

Liam Mallon:

And you think about what we do. What we do is make the products that are essential for human progress. That’s what we do. We make the products that are essential for human progress. And the expansion of the broad energy sector, the role that the energy sector will play in decarbonizing the hard to decarbonize sectors, the innovation that will require, we’ve talked about all day. So to me, the opportunity, the space to be, to have an energy career, including oil and gas within that energy component, is probably more exciting now than it’s ever been.

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